Filed Pursuant to Rule 433
Registration Statement No. 333-195266

Pricing Term Sheet

February 25, 2015

Agrium Inc.

US$550,000,000 3.375% Debentures due March 15, 2025 (the “2025 Debentures”)

US$450,000,000 4.125% Debentures due March 15, 2035 (the “2035 Debentures”)

	2025 Debentures	2035 Debentures

Issuer:	Agrium Inc.	Agrium Inc.

Expected Ratings[1]:	Baa2 (stable) / BBB (stable) (Moody’s / S&P)	Baa2 (stable) / BBB (stable) (Moody’s / S&P)

Format:	SEC Registered—Registration Statement No. 333-195266	SEC Registered—Registration Statement No. 333-195266

Ranking:	Senior Unsecured	Senior Unsecured

Trade Date:	February 25, 2015	February 25, 2015

Settlement Date:	March 2, 2015 (T + 3)	March 2, 2015 (T + 3)

Maturity Date:	March 15, 2025	March 15, 2035

Aggregate Principal Amount Offered:	US$550,000,000	US$450,000,000

Coupon:	3.375%	4.125%

Price to Public (Issue Price):	99.855%	99.110%

Interest Payment Dates:	March 15 and September 15 of each year, beginning on September 15, 2015	March 15 and September 15 of each year, beginning on September 15, 2015

Benchmark:	UST 2.000% due February 15, 2025	UST 3.000% due November 15, 2044

UST Spot (Price/Yield)	100-08 / 1.972%	108-28 / 2.571%

Spread to Benchmark:	T + 142 basis points	T + 162 basis points

Re-offer Yield:	3.392%	4.191%

Net Proceeds to Issuer:	US$545,627,500	US$442,057,500

Optional Redemption:	At any time and from time to time at the Treasury Rate +25 basis points at any time prior to December 15, 2024 (three months prior to the Maturity Date). Callable at 100% at any time on or after December 15, 2024 (three months prior to the Maturity Date).	At any time and from time to time at the Treasury Rate +25 basis points at any time prior to September 15, 2034 (six months prior to the Maturity Date). Callable at 100% at any time on or after September 15, 2034 (six months prior to the Maturity Date).

CUSIP / ISIN:	008916 AP3 / US008916AP31	008916 AQ1 / US008916AQ14

Denominations:	Minimum denominations of US$2,000 and integral multiples of US$1,000	Minimum denominations of US$2,000 and integral multiples of US$1,000

[1]	A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

Joint Book-Running Managers:	Merrill Lynch, Pierce, Fenner & Smith Incorporated RBC Capital Markets, LLC CIBC World Markets Corp.	Merrill Lynch, Pierce, Fenner & Smith Incorporated RBC Capital Markets, LLC CIBC World Markets Corp.

Co-Managers:

BMO Capital Markets Corp.

Scotia Capital (USA) Inc.

BNP Paribas Securities Corp.

AltaCorp Capital Inc.

National Bank of Canada Financial Inc.

TD Securities (USA) LLC

RBS Securities Inc.

ANZ Securities, Inc.

Mitsubishi UFJ Securities (USA), Inc.

Mizuho Securities USA Inc.

BMO Capital Markets Corp.

Scotia Capital (USA) Inc.

BNP Paribas Securities Corp.

AltaCorp Capital Inc.

National Bank of Canada Financial Inc.

TD Securities (USA) LLC

RBS Securities Inc.

ANZ Securities, Inc.

Mitsubishi UFJ Securities (USA), Inc.

Mizuho Securities USA Inc.

The Issuer has filed a Registration Statement (File No. 333-195266), including a base shelf prospectus dated April 24, 2014 with the Securities and Exchange Commission for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the Issuer has filed with the Securities and Exchange Commission for more complete information about the Issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov or by visiting the Canadian system for electronic document analysis and retrieval (SEDAR) website at www.sedar.com. Alternatively, the Issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Merrill Lynch, Pierce, Fenner & Smith Incorporated toll-free at 1-800-294-1322, RBC Capital Markets, LLC toll-free at 1-866-375-6829 or CIBC World Markets Corp. toll free at 1-800-282-0822.

Any legends, disclaimers or other notices that may appear below are not applicable to this communication and should be disregarded. Such legends, disclaimers or other notices have been automatically generated as a result of this communication having been sent via Bloomberg or another system.